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                                                                     EXHIBIT 8.1


February 20, 1997

Merrill Lynch Mortgage Investors, Inc.


Re:      Merrill Lynch Mortgage Investors, Inc.
         Registration Statement on Form S-3 (No. 333-7569)
         -------------------------------------------------

Dear Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Mortgage Investors, Inc. (the "Depositor") in connection with the issuance of $112,644,000 aggregate principal amount of Mortgage Loan Asset-Backed Certificates, Series 1997-FF1 (the "Certificates"). A Registration Statement on Form S-3 relating to the Certificates (No. 333-7569) (the "Registration Statement") has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and was declared effective on September 26, 1996. As set forth in the Prospectus dated February 13, 1997 forming a part of the Registration Statement and the Prospectus Supplement dated February 20, 1997, the Certificates will be issued by a trust established by the Depositor pursuant to the provisions of a Pooling and Servicing Agreement, dated as of February 1, 1997 (the "Pooling and Servicing Agreement"), among the Depositor, as Depositor, First Franklin Financial Corporation, as Master Servicer, Option Once Mortgage Corporation, as Servicer and Texas Commerce Bank National Association, as Trustee.

We have examined a form of the Pooling and Servicing Agreement, a form of the Certificates, and a form of the Prospectus and Prospectus Supplement referred to above. We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us.

On the basis of the foregoing, we are of the opinion that the information in the Prospectus Supplement under the caption "Certain Federal Income Tax Considerations," and in the Prospectus under the caption "Certain Federal Income Tax Consequences -- REMICs," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations


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thereof.

Except as provided below, this opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person or entity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus Supplement, and to the filing of this opinion as an exhibit to an application made by or on behalf of the Underwriter or any dealer in connection with the registration of the Certificates under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission thereunder.


Sincerely,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP